UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 23, 2003

National Consumer Cooperative Bank

(Exact name of registrant as specified in its charter)

United States of America (12 U.S.C. section 3001 et seq.)	2-99779	52-1157795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1725 Eye St., NW, Suite 600, Washington, DC 20006
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (202) 336-7700

Item 7.  Financial Statements and Exhibits

(c) Exhibits

Exhibit 10.37                                        Amended and Restated Financing Agreement, November 26, 2003

Item 9.  Regulation FD Disclosure

National Consumer Cooperative Bank, which does business as National Cooperative Bank (“NCB”), has entered into a definitive Amended and Restated Financing Agreement (the “Amended Financing Agreement”), dated as of November 26, 2003, with the U.S. Department of the Treasury (“Treasury”) relating to repayment of and interest payable on Class A Notes maturing in 2020 that were originally issued by NCB to Treasury on December 31,1981.  The Amended Financing Agreement, implementing the agreement in principle described in NCB’s Form 8-K filed on November 12, 2003, has received necessary consents from NCB’s senior creditors.  On December 17, 2003, NCB caused the issuance of $50,000,000 in Trust Preferred Securities due January 7, 2034 to initial purchasers in a private offering pursuant to Bear Stearns & Co. Inc.’s Pooled Trust Preferred Program.

On December 18, 2003, NCB, pursuant to the Amended Financing Agreement, made a $53.553 million payment to Treasury to prepay its 91-day renewing Class A Note.  Also on that date, NCB replaced the remaining three Class A Notes outstanding, in the aggregate amount of $129 million, by issuing, as described in its November 12, 2003 Form 8-K, five new replacement Class A Notes of renewing maturities, with tranches, amounts, initial maturity dates and interest rates as follows:

Tranche	Amount	Initial Maturity	Treasury Rate	Spread	NCB Rate
3 month	$41,810,165.45	3/15/2004	0.91%	1.00%	1.91%
2 Year	$20,717,944.05	12/15/2005	1.88%	1.00%	2.88%
3 Year	$27,564,085.50	12/15/2006	2.41%	1.00%	3.41%
7 Year	$32,846,805.00	12/15/2010	3.79%	1.00%	4.79%
10 Year	$6,050,000.00	12/15/2013	4.28%	1.00%	5.28%

Total	$128,989,000.00			Weighted Ave. Rate — 3.28%

At the initial maturity date of each tranche, that Note is replaced with a reissued Note for the same term, with an interest rate based upon the yield on Treasury securities of comparable maturities, as of the date of repricing, plus 100 basis points, subject to the final maturity date of October 31, 2020, on which date all remaining balances under the Notes are due.

The Amended Financing Agreement supersedes and replaces a December 21, l989, Financing Agreement between NCB and Treasury that addressed some matters covered in the Amended Financing Agreement but that failed to address the terms and conditions of NCB’s general repayment obligation stated in §104(c) and §116(a)(3)(C) of NCB’s charter, the National Consumer Cooperative Bank Act, as amended (the “Bank Act”), 12 U.S.C §§3001-3051, at §3014(c) and §3026(a)(3)(C), including the requirement in the latter section that NCB “shall maintain a repayment schedule... which will assure full repayment” no later than the 2020 maturity date stated in the Bank Act.

The purposes of NCB and Treasury in entering into the Amended Financing Agreement included, as stated in the Preliminary Statement thereof,

“to establish in reasonable detail and with reasonable certainty such terms and conditions, in order to remove any existing uncertainties as to [NCB’s] obligation to maintain a repayment schedule, to improve the ability of the private capital markets on which [NCB] relies for funding to analyze the Class A Notes as part of [NCB’s] capital structure, and to provide such other agreement, terms and conditions as stated therein.”

It is anticipated that the Amended Financing Agreement will result in a lengthening of the weighted average maturity characteristics of NCB’s liabilities, while maintaining the weighted average repricing characteristics and, based on current market conditions, potentially reducing the weighted average costs of NCB’s liabilities.  In addition, the Amended Financing Agreement is not expected to have a material impact on the aggregate level of subordinated debt and equity of NCB.  The $53.553 million subordinated Class A Note with a final maturity of October 31, 2020, repaid on December 18, for example, is substantially replaced by the $ 50.0 million in Trust Preferred Securities due January 7, 2034.  The weighted average rate of the five new replacement Class A Notes is 3.28 percent, as compared with the weighted average rate of 3.63 percent for the four Class A Notes that were superseded and replaced by the replacement Class A Notes.  The weighted average rate for the new replacement Class A Notes, plus the $50,000,000 Trust Preferred Securities is 3.50 percent.

The Amended Financing Agreement also provides that Treasury will cooperate with NCB in obtaining amendments to the Bank Act to better reflect its privatization in the 1981 Amendments to the Bank Act and to enhance the Bank’s flexibility of operations and facilitate market expansion.  NCB will promptly submit proposals to Treasury and expects to present proposed amendments to the Congress early next year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Consumer Cooperative Bank
(Registrant)

Date: December 23, 2003	By:	/s/ Richard L. Reed
Richard L. Reed
Managing Director,
Chief Financial Officer